COREFUNDS, INC.

                             ARTICLES SUPPLEMENTARY

        COREFUNDS, INC. (the "Corporation"), formerly named Red Oak Cash
Reserve Fund, Inc., a corporation organized under the laws of the State of Maryland, does hereby file for record with the State Department of Assessments and Taxation of Maryland the following Articles Supplementary to its Articles of
Incorporation:


        FIRST: The Corporation is registered as an open-end Company under the Investment Company Act of 1940. As hereinafter set forth, the Corporation has decreased the number of authorized shares of two classes of the Corporation's capital stock and has classified its authorized, unissued and unclassified capital stock, in accordance with Section 2-105(c) of the Maryland General Corporation Law and under authority contained in the Articles of Incorporation of the Corporation.

        SECOND: Immediately before the decreases and classifications hereinafter set forth, the Corporation had authority to issue two billion (2,000,000,000) shares of the Corporation of the par value of one mill ($.001) per share and of the aggregate par value of two million dollars ($2,000,000), of which one billion (1,000,000,000) were classified as Class A Common Stock and one billion (1,000,000,000) were classified as Class B Common Stock.

        THIRD: Pursuant to the authority contained in Section 2-105(c) of the Maryland General Corporation Law, the Board of Directors of the Corporation, by resolutions adopted by unanimous consent on March 30, 1989, decreased the aggregate number of shares of Class A Common Stock of the Corporation of the par value of one mill ($.001) per share from one billion (1,000,000,000) to five hundred million (500,000,000).

        FOURTH: Pursuant to the authority contained in Section 2-105(c) of the Maryland General Corporation Law, the Board of Directors of the Corporation by resolutions adopted by unanimous consent on March 30, 1989, decreased the aggregate number of shares of Class B Common Stock of the Corporation of the par value of one mill ($.001) per share from one billion (1,000,000,000) to five hundred million (500,000,000).

        FIFTH: Immediately after the decreases set forth in Articles Third and Fourth of these Articles Supplementary, there were one billion (1,000,000,000) authorized, unissued and unclassified shares of the Corporation of the par value of one mill ($.001) per share.

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        SIXTH: Pursuant to the authority contained in Article VI of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation by resolutions adopted by unanimous consent on March 30, 1989, classified five hundred million (500,000,000) of the authorized, unissued and unclassified shares of the Corporation as Class C Common Stock of the par value of one mill ($.001) per share.

        SEVENTH: Pursuant to the authority contained in Article VI of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation by resolutions adopted by unanimous consent on March 30, 1989, classified twenty-five million (25,000,000) of the authorized, unissued and unclassified shares of the Corporation as Class D Common Stock of the par value of one mill ($.001) per share.

        EIGHTH: Pursuant to the authority contained in Article VI of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation by resolutions adopted by unanimous consent on March 30, 1989, classified twenty-five million (25,000,000) of the authorized, unissued and unclassified shares of the Corporation as Class E Common Stock of the par value of one mill ($.001) per share.

        NINTH: Each share of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock and Class E Common Stock shall have all the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption that are set forth in the Corporation's Articles of Incorporation with respect to its shares of capital stock.

        TENTH: Immediately after the decreases and classifications hereinbefore set forth and upon filing for record these Articles Supplementary, the Corporation has authority to issue two billion (2,000,000,000) shares of the Corporation of the par value of one mill ($.001) per share and of the aggregate par value of two million dollars ($2,000,000), of which five hundred million (500,000,000) are classified as Class A Common Stock, five hundred million (500,000,000) are classified as Class B Common Stock, five hundred million (500,000,000) are classified as Class C Common Stock, twenty-five million (25,000,000) are classified as Class D Common Stock, twenty-five million (25,000,000) are classified as Class E Common Stock and four hundred fifty million (450,000,000) are unclassified.

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        IN WITNESS WHEREOF, COREFUNDS, INC. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary on this 30th day of March, 1989.